Exhibit 10

Robert Sanchez

President, Shared Services

Consolidated Edison Company of New York, Inc.

June 4, 2024

Mr. Kirk Andrews

Dear Mr. Andrews:

Con Edison is pleased to present its offer of employment as Senior Vice President and Chief Financial Officer of Consolidated Edison, Inc. and Consolidated Edison Company of New York, Inc. (collectively, “Con Edison”), effective on a date mutually agreed to by you and Con Edison, but not later than July 15, 2024 (the “Start Date”). Your primary work location will be at the principal executive offices of Con Edison in New York, New York, subject to travel for business purposes.

Your initial annual base salary will be $810,000, less applicable withholdings.

As a Con Edison officer, you will be eligible to participate in the Consolidated Edison, Inc. Executive Incentive Plan (“EIP”) in accordance with the terms and conditions of the EIP, commencing in calendar year 2024. Your target EIP award opportunity will be 80% of your annual base salary. The 2024 EIP award is scheduled to be paid in the first quarter of calendar year 2025 and is subject to your continued employment through December 31, 2024. Your 2024 EIP award will not be subject to pro-ration based on the Start Date. The EIP and the LTIP (as defined below) awards are subject to annual approval by the Management Development and Compensation Committee of the Board of Directors/Trustees of Con Edison (the “Committee”).

You will be eligible to participate in the Consolidated Edison, Inc. Long Term Incentive Plan (or successor plan) (“LTIP”), a program which provides equity-based incentive compensation, in accordance with the terms and conditions of the LTIP, with a target award opportunity of 210% of annual base salary, subject to annual Committee approval. You will be eligible for your first LTIP grant in the first quarter of calendar year 2025. Your 2025 LTIP award will not be subject to pro-ration based on the Start Date. Historically, LTIP grants vest over three years and are comprised of time-based and performance-based restricted stock units, but the amount, type and terms and conditions of the LTIP grants will be determined in the Committee’s sole discretion.

Consolidated Edison, Inc.

4 Irving Place New York NY 10003

In addition, subject to the commencement of your employment, and subject to Committee approval, which is anticipated to be obtained on or prior to the Start Date, you will be granted an initial one-time award of time-based restricted stock units with a grant date fair value of $4,500,000. If the award is approved by the Committee on or prior to the Start Date, the award will be made on the Start Date, and if Committee approval is not obtained on or prior to the Start Date, the award will be granted on the date that the Committee approves the grant. This one-time grant of restricted stock units will vest 34%, 33% and 33% on the first, second and third anniversaries of the Start Date, respectively, subject to your continued employment in good standing with Con Edison on the applicable vesting dates. The terms and conditions of this one-time award will be set forth in a separate agreement which includes the capability of deferring the award.

If, on or prior to the third anniversary of the Start Date, you terminate your employment for any reason, other than in the event of death or disability (as defined in the LTIP), or Con Edison terminates your employment for Cause, you will be required to reimburse Con Edison the full amount of the time-based restricted stock units that have vested in a lump-sum cash payment within 60 calendar days of the date of the termination of your employment, and you will also forfeit the unvested portion of the time-based restricted stock units. If you do not repay the time-based restricted stock units in full by the repayment deadline, Con Edison may offset any unpaid amount against any compensation otherwise owed to you to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As used in this offer letter, “Cause” is as defined in the Severance Program for Officers, and also includes your breach of the representations contained in this offer letter.

As Chief Financial Officer, you are required to have stock ownership at three times your base salary. You may count the value of shares individually owned, the value of restricted shares and performance-based restricted shares that have vested, and shares held under your account balance in the Stock Purchase Plan and Thrift Savings Plan. The stock ownership guideline requires you to meet the ownership requirements within five years from the January 1st following the attainment of your role.

Con Edison will provide relocation assistance and reasonable legal fees up to a maximum of $25,000 which will be grossed-up for applicable federal and state taxes.

Compensation for this position includes a comprehensive benefits package including retirement benefits based on a Defined Contribution Pension formula and an employer match of up to six percent of your contributions to the Thrift Savings Plan (401(k)). You will have use of a Con Edison vehicle and receive five weeks of vacation with three weeks available for you to use in 2024. As a bona fide executive in a high policy-making position, you will be subject to retirement by the end of the calendar year in which you turn 65, in accordance with applicable law. You will be eligible to participate in Con Edison’s employee benefit plans, practices, policies and programs generally available to similarly situated employees of Con Edison as in effect from time to time and subject to their terms and conditions. Con Edison may review, adjust, modify, or suspend such plans, practices, policies and programs at any time and for any reason. Your eligibility will be determined under the terms and eligibility requirements of such plans, practices, policies and programs as in effect from time to time. You will be provided with additional information regarding your benefits, including information regarding the Severance Plan for Officers of Consolidated Edison, Inc. and its Subsidiaries as part of your on-boarding process.

You agree to observe and comply with the written rules, policies and procedures of Con Edison as in effect from time to time, including, without limitation, the Standards of Business Conduct and any other successor codes of conduct. You will also be subject to the forms and agreements set forth in the Corporate Policy Statement on Employee Developed Intellectual Property and Protection of Confidential Information.

Although Con Edison makes no guarantee regarding any particular tax treatment, the payments and benefits provided under this offer letter are intended to comply with or be exempt from the requirements of Section 409A and will be interpreted, operated and administered in a manner consistent with that intent.

You represent and warrant that your employment with Con Edison and the performance of your duties will not violate any obligations you may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other employer, person or entity.

Con Edison may withhold from any payments or benefits all federal, state and local employment and income taxes as Con Edison is required to withhold pursuant to any law or governmental rule or regulation, as determined by Con Edison in its sole discretion.

This offer is contingent upon your passing our pre-employment medical examination and background check. In addition, you must be in receipt of documents showing you are legally eligible to work in the United States.

You will be an employee at-will and this offer of employment does not constitute an employment contract. Employment at-will may be terminated with or without Cause and with or without notice at any time by you or Con Edison.

Welcome to the Con Edison team.

I look forward to our working together in the future. Please respond to this offer letter by June 5, 2024. If you have any questions call me at (212) 460-6064.

Sincerely,

/s/ Robert Sanchez

Robert Sanchez

President, Shared Services

Accepted: /s/ Kirkland B. Andrews	Date: June 4, 2024